Exhibit 10.2

AMENDED AND RESTATED MASTER REVOLVING CREDIT NOTE
[This Amended and Restated Master Revolving Credit Note amends and replaces that certain
Amended and Restated Master Revolving Credit Note dated as of December 21, 2020, from the undersigned payable to the order of First Horizon Bank (the "Existing Note”).]

$100,000,000.00 Chattanooga, Tennessee

Dated as of October 28, 2022

Except as may be otherwise extended pursuant to the Loan Agreement (as defined below), on May 31, 2027 (the "Termination Date") the undersigned, MILLER INDUSTRIES, INC., a Tennessee corporation, APACO, INC., a Delaware corporation, CHAMPION CARRIER CORPORATION, a Delaware corporation, MILLER/GREENEVILLE, INC., a Tennessee corporation, MILLER FINANCIAL SERVICES GROUP, INC., a Delaware corporation (formerly known as Miller Industries Distributing, Inc.), MILLER INDUSTRIES INTERNATIONAL, INC., a Tennessee corporation, MILLER INDUSTRIES TOWING EQUIPMENT INC., a Delaware corporation, (singularly and collectively, the "Maker"), promises to pay to the order of FIRST HORIZON BANK, a Tennessee banking corporation, successor by conversion to First Tennessee Bank National Association, a national banking association, having a principal place of business in Chattanooga, Tennessee (the "Bank"), the principal sum of One Hundred Million and NO/100 Dollars ($100,000,000.00), or, if less, the aggregate unpaid principal amount of all Revolving Credit Advances made to the undersigned pursuant to the Loan Agreement (as defined below), together with interest upon disbursed and unpaid principal balances of the Revolving Credit Advances, at the rate hereinafter specified, said interest being payable quarterly on the last day of each quarter hereafter commencing December 31, 2022, and continuing on each March 31, June 30, September 30, and December 31 thereafter, with the final installment of interest being due and payable concurrently on the same date that the remaining principal balance is due hereunder.

This Amended and Restated Master Revolving Credit Note (this "Note") is being executed in connection with that certain Amended and Restated Loan Agreement dated December 21, 2020, among the Maker and the Bank, as amended by that certain First Amendment to Amended and Restated Loan Agreement dated as of October 28, 2022 (as so amended, and as may be further amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement"). To the extent that any provisions of this Note are inconsistent with the Loan Agreement, the Loan Agreement shall govern and control. Any capitalized terms used herein and not otherwise defined herein, shall have their respective meanings in the Loan Agreement.

Interest shall accrue on the unpaid principal balance of this Note at a rate per annum equal to the sum of the CME Term SOFR Rate (as defined below), plus the 0.11448%, plus the Applicable Margin (for SOFR option set forth in the table of the definition of "Applicable Margin" below), unless otherwise provided herein (the "Contract Rate"). The Contract Rate hereunder is subject to change from time to time based on changes in an independent index, which is the CME Term SOFR Rate (the "Index"), adjusted and determined, without notice to the Maker, as of the date hereof and on the first (1st) day of each calendar month thereafter (the "Interest Rate Change Date"). The Contract Rate is not necessarily the lowest rate charged by Bank on its loans. The Bank will tell the Maker the current Index rate upon the Maker's request. The Maker understands that the Bank may make loans based on other rates as well. Notwithstanding the foregoing, for purposes of calculating the Contract Rate on the outstanding principal balance of the Note, the Index shall never be less than a rate of zero (0.0%) per annum; provided, however, if the Maker has entered into an interest rate swap with Bank for purposes of hedging the interest rate on the Note, then no floor on the Index or floor on the Contract Rate shall be applicable during the period(s) such swap transaction is in effect.

All interest hereunder shall be computed on the basis of a year of 360 days and payable for the actual number of days elapsed. In addition, interest shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination.

As used herein, the following terms have the following meanings:

“Applicable Margin" means the percentage rate set forth in the table below corresponding to the level (each, a "Level") into which the Maker's Leverage Ratio then falls:

		(per annum)
Level	Leverage Ratio	SOFR Applicable Margin (per annum)	Base Rate Applicable Margin (per annum)
1	Less than 1.00 to 1:00	1.00%	- 1.85%
2	Equal to 1.00 to 1.00 but less than 2.00 to 1.00	1.25%	- 1.60%

Any change in the Maker’s Leverage Ratio which would cause it to move to a different Level shall be effective as of the first day of the first calendar month immediately following receipt by the Bank of the Non-Default Certificate showing the Leverage Ratio has changed; provided, however, if the Maker has not delivered the Non-Default Certificate as required by Section 6.12 of the Loan Agreement the Bank may, in its sole discretion, adjust the Level to the Default Rate effective as of the day following the Bank’s determination that such adjustment should be made, until such time as a Non-Default Certificate as required by Section 6.12 of the Loan Agreement has been delivered by the Maker to the Bank.

“Base Rate" means the rate announced by Bank from time to time as the Bank's "base rate" and shall not necessarily be the lowest or best rate charged by the Bank; provided that if at any time the Base Rate is determined to be less than 3.00%, the Base Rate will be deemed to be 3.00% for the purposes of this Note and the other Loan Documents; provided, further however, if the Maker has entered into an interest rate swap with Bank for purposes of hedging the interest rate on the Note, then no floor on the Index or floor on the Base Rate shall be applicable during the period(s) such swap transaction is in effect. Any change in the Base Rate announced by Bank shall take effect at the opening of business on the day specified in the announcement.

“Change in Law" means the adoption of any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof, in all cases by any Governmental Authority having jurisdiction over the Bank, in each case after the date hereof; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, regulations, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.

“CME Term SOFR Rate" means the rate per annum equal to the forward looking term secured overnight financing rate for a one (1) month tenor administered by CME Group Benchmark Administration Ltd (or a successor administrator) and published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by Bank from time to time) that is two (2) SIFMA Business Days prior to each Interest Rate Change Date. If the CME Term SOFR Rate is not published or otherwise available for any Interest Rate Change Date, the CME Term SOFR Rate shall be determined by reference to the Term SOFR Rate last published.

“Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising regulatory functions of or pertaining to government.

“SIFMA Business Day" means any day except for Saturday, Sunday or a day in which the Securities Industry and Financial Market Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

NOTICE:  Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law from time to time in effect (the "Maximum Rate”).

Notwithstanding the foregoing, if at any time the Bank determines (which determination shall be conclusive absent manifest error) that: (i) adequate and reasonable means do not exist for ascertaining CME Term SOFR including, without limitation, because CME Term SOFR is not available or published on a current basis and such circumstances are unlikely to be temporary; or (ii) CME Group Benchmark Administration Ltd or any successor administrator of CME Term SOFR or a Governmental Authority having or purporting to have jurisdiction over the Bank or such index rate administrator has made a public statement identifying a specific date after which CME Term SOFR shall or will no longer be representative or made available, or used for determining the interest rate of loans, or shall or will otherwise cease; provided that, at the time of such statement, there is no successor administrator that is reasonably satisfactory to the Bank, that will continue to provide CME Term SOFR after such specific date; then, the Bank may amend this

Note solely for the purpose of replacing CME Term SOFR with another alternate benchmark rate, which shall be the sum of an alternate benchmark rate, and a benchmark rate spread adjustment (which may be a positive or negative value or zero), selected by the Bank giving due consideration to (a) any evolving or then-existing market convention for determining a rate of interest and spread adjustment, or method for calculating such spread adjustment, for the replacement for the then-current benchmark rate for U.S. dollar-denominated syndicated or bilateral credit facilities at such time, or (b) as may be necessary or appropriate in the opinion of the Bank to achieve a final all-in interest rate substantially equivalent to that in effect prior to the cessation of CME Term SOFR (the "Successor Rate"). Such Successor Rate will become effective at 5:00 p.m. on the fifth (5th) Business Day after the date notice (a "Successor Rate Notice") of such Successor Rate is provided to the Maker; provided, however, that if the Maker objects to such Successor Rate or the amendment needed to effect the same by notice to Bank given prior to the fifth (5th) Business Day after the date of such Successor Rate Notice then (unless and until the Bank and the Maker otherwise mutually agree upon the Successor Rate and the terms of the amendment effecting the same), interest hereunder shall be calculated at a rate of interest equal to the Base Rate plus the Applicable Margin (for Base Rate option set forth in the table of the definition of "Applicable Margin" above), which rate shall become effective on the next Interest Rate Change Date.

Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Note and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Bank will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of the Maker. As used herein, "Conforming Changes" shall mean with respect to any Successor Rate, any technical, administrative or operational changes, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment or other matters as may be appropriate, in the reasonable discretion of the Bank, to reflect the adoption and implementation of such Successor Rate. Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Bank, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Bank.

The Bank does not warrant, nor accept responsibility for, the continuation of, administration of, submission of, calculation of, or any other matter related to the rates in the benchmark interest rates or indexes defined herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate or index or the effect of any of the foregoing, or of any Conforming Changes.

If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, the Bank;

(b) subject the Bank to any tax of any kind whatsoever with respect to this Note, the Loan Agreement, or any Revolving Credit Advances made by it, or change the basis of taxation of payments to the Bank in respect thereof; or

(c) impose on the Bank any other condition, cost or expense affecting this Note, the Loan Agreement or any Revolving Credit Advances made by the Bank or any letter of credit issued under any reimbursement agreement;

and the result of any of the foregoing shall be to increase the cost to the Bank of making, converting to, continuing or maintaining the Revolving Credit Loan (or of maintaining its obligation to make the Revolving Credit Loan), or to increase the cost to the Bank of issuing or maintaining any letter of credit (or of maintaining its obligation to participate in or to issue any letter of credit), or to reduce the amount of any sum received or receivable by the Bank hereunder (whether of principal, interest or any other amount) then, upon written request of the Bank, the Maker shall promptly pay to the Bank, as the case may be, such additional amount or amounts as will compensate the Bank, as the case may be, for such additional costs incurred or reduction suffered.

If the Bank determines that any Change in Law affecting the Bank or the Bank's holding company, if any, regarding capital requirements, has or would have the effect of reducing the rate of return on the Bank's capital or on the capital of the Bank's holding company, if any, as a consequence of this Note or the Loan Agreement, the commitment of the Bank or the Revolving Credit Loan, or the letters of credit issued by the Bank, to a level below that which the Bank or the Bank's holding company could have achieved but for such Change in Law (taking into consideration the Bank's policies and the policies of the Bank's holding company with respect to capital adequacy), then from time to time upon written request of the Bank, the Maker shall promptly pay to the Bank, such additional amount or amounts as will compensate the Bank or the Bank's holding company for any such reduction suffered. A certificate of the Bank setting forth the amount or amounts necessary to compensate the Bank or its holding company, as the case may be, as specified as a result of any Change in Law and delivered to the Maker, shall be conclusive absent manifest error. The Maker shall pay, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Failure or delay on the part of the Bank to demand compensation following any Change in Law shall not constitute a waiver of the Bank's right to demand such compensation; provided that the Maker shall not be required to compensate the Bank pursuant to this Section for any increased costs incurred or reductions suffered more than one hundred eighty (180) days prior to the date that the Bank notifies the Maker of the Change in Law giving rise to such increased costs or reductions, and of the Bank's intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).

The undersigned hereby indemnifies the Bank and holds the Bank harmless from any loss or expense which the Bank may sustain in accordance with the Loan Agreement.

Until the Termination Date, subject to Section 8.9 of the Loan Agreement, the Maker may borrow, repay and reborrow the principal amount of this Note.

This Note is unsecured.

All installments of interest, and the principal hereof, are payable at the office of First Horizon Bank, 701 Market Street, Chattanooga, Tennessee, or at such other place as the holder may designate in writing, in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment.

Any amounts not paid when due hereunder (whether by acceleration or otherwise and subject to applicable grace periods) shall bear interest after maturity at the lesser of (a) the Bank's Base Rate plus three percent (3%) per annum or (b) the Maximum Rate (the "Default Rate”).

For any payment which is not made within ten (10) days of the due date for such payment, the Maker shall pay a late fee, including without limitation loans which are renewed more than ten (10) days after the due date even though the renewal may be dated as of the past-due payment date. The late fee shall equal five percent (5%) of the unpaid portion of the past-due payment.

If an Event of Default shall have occurred and be continuing (subject to applicable cure periods), all after the Bank mails written notice of such Event of Default to the Maker, then, in any of such events, the entire unpaid principal balance of the indebtedness evidenced hereby together with all interest then accrued, shall, at the absolute option of the Bank, at once become due and payable, without demand or notice, the same being expressly waived; provided, that upon the occurrence of an Event of Default under Section 8.4 of the Loan Agreement, the entire unpaid principal balance of the indebtedness evidenced hereby together with all interest then accrued, shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Maker, anything in this Note, the Loan Agreement, or in any other Loan Document to the contrary. Notwithstanding the foregoing, upon the maturity date of this Note set forth on page one of this Note, no notice or cure period shall be required.

If this Note is placed in the hands of an attorney for collection, by suit or otherwise, or to protect the security for its payment, or to enforce its collection, or to represent the rights of the Bank in connection with any loan documentation executed in connection herewith, or to defend successfully against any claim, cause of action or suit brought by the Maker against the Bank, the Maker shall pay on demand all costs of collection and litigation (including court costs), together with a reasonable attorney's fee all in accordance with the Loan Agreement.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each business entity that opens an account. What this means to the Maker: When the Maker opens an account, the Bank will ask for Federal Tax Identification Number, physical street address, full legal name of the Maker and other information that will allow the Bank to identify the Maker. The Bank may also ask the Maker to provide copies of certain documents that will aid in confirming this information.

The Maker and any endorsers or guarantors hereof waive protest, demand, presentment, and notice of dishonor, and agree that this Note may be extended, in whole or in part, without limit as to the number of such extensions or the period or periods thereof, without notice to them and without affecting their liability hereon.

It is the intention of the Bank and the Maker to comply strictly with applicable usury laws; and, accordingly, in no event and upon no contingency shall the Bank ever be entitled to receive, collect, or apply as interest any interest, fees, charges or other payments equivalent to interest, in excess of the Maximum Rate; and in the event that the holder hereof ever receives, collects, or applies as interest any such excess, such amount which, but for this provision, would be excessive interest, shall be applied to the reduction of the principal amount of the indebtedness hereby evidenced; and if the principal amount of the indebtedness evidenced hereby, and all lawful interest thereon, is paid in full, any remaining excess shall forthwith be paid to the Maker, or other party lawfully entitled thereto. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the highest rate which the Bank may lawfully charge under applicable law from time to time in effect, the Maker and the Bank shall, to the maximum extent permitted under applicable law, characterize any non-principal payment as a reasonable loan charge, rather than as interest. Any provision hereof, or of any other agreement between the Bank and the Maker, that operates to bind, obligate, or compel the Maker to pay interest in excess of such Maximum Rate shall be construed to require the payment of the Maximum Rate only. The provisions of this paragraph shall be given precedence over any other provision contained herein or in any other agreement between the Bank and the Maker that is in conflict with the provisions of this paragraph.

This Note shall be governed and construed according to the statutes and laws of the State of Tennessee from time to time in effect, except to the extent that Section 85 of Title 12 of the United States Code (or other applicable federal statue) may permit the charging of a higher rate of interest than applicable state law, in which event such applicable federal statute, as amended and supplemented from time to time shall govern and control the maximum rate of interest permitted to be charged hereunder; it being intended that, as to the maximum rate of interest which may be charged, received, and collected hereunder, those applicable statutes and laws, whether state or federal, from time to time in effect, which permit the charging of a higher rate of interest, shall govern and control; provided, always, however, that in no event and under no circumstances shall the Maker be liable for the payment of interest in excess of the maximum rate permitted by such applicable law, from time to time in effect.

This Note evidences the same indebtedness as evidenced by the Existing Note. This Note is an amendment to and replacement of the Existing Note. The execution and delivery of this Note does not constitute payment, cancellation, satisfaction, discharge, release or novation of the Existing Note.

(Signature on next page)

The Maker may prepay this Note in whole or in part, prior to maturity, without premium or penalty.

MILLER INDUSTRIES, INC. By: /s/ Deborah L. Whitmire Name: Deborah L. Whitmire Title: Executive Vice President, Chief Financial Officer and Treasurer
APACO, INC. By: /s/ Deborah L. Whitmire Name: Deborah L. Whitmire Title: Vice President
CHAMPION CARRIER CORPORATION By: /s/ Deborah L. Whitmire Name: Deborah L. Whitmire Title: Vice President

MILLER/GREENEVILLE, INC. By: /s/ Deborah L. Whitmire Name: Deborah L. Whitmire Title: Vice President

MILLER FINANCIAL SERVICES GROUP, INC., formerly known as Miller Industries Distributing, Inc.

By:  /s/ Deborah L. Whitmire

Name:  Deborah L. Whitmire

Title:    Vice President, Treasurer and

Assistant Secretary

[Amended and Restated Master Revolving Credit Note]

MILLER INDUSTRIES INTERNATIONAL, INC.

By:  /s/ Deborah L. Whitmire

Name:  Deborah L. Whitmire

Title: Vice President

MILLER INDUSTRIES TOWING EQUIPMENT INC.

By:  /s/ Deborah L. Whitmire

Name:  Deborah L. Whitmire

Title:    Vice President

STATE OF TENNESSEE
COUNTY OF HAMILTON

Personally appeared before me, Margaret Blair, a Notary Public in and for said State and County duly commissioned and qualified, Deborah L. Whitmire, with whom I am personally acquainted, and who acknowledged that she executed the within instrument for the purposes therein contained, and who further acknowledged that she is an authorized officer of Miller Industries, Inc., APACO, Inc., Champion Carrier Corporation, Miller/Greeneville, Inc., Miller Financial Services Group, Inc., Miller Industries International, Inc. and Miller Industries Towing Equipment Inc. (singularly and collectively, the "Maker") and is authorized by the Maker to execute this instrument on behalf of each Maker.

WITNESS my hand, at office, this 28th day of October, 2022.

/s/ Margaret Blair
Notary Public

My Commission Expires: 3/14/2023______

(Notary Seal)

[Amended and Restated Master Revolving Credit Note]